UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2010
NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6330 Nancy Ridge Drive, Suite 103, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01.	Other Events

Announcement of Pre-clinical Study Results

On April 28, 2010, NexMed, Inc. (the “Company” or “NexMed”) announced the results from a pre-clinical study involving the Company’s NexACT technology showing improved delivery and half life of Å6, a proprietary peptide treatment for ovarian cancer currently in Phase 2 development by Angstrom Pharmaceuticals.  Specifically, the incorporation of NexACT enabled the dose of Å6 to be cut by half, or from twice per-day to once per-day delivered subcutaneously, while achieving the same level of efficacy in a mouse lung metastasis model.  The Company reported that this study was NexMed’s first entry into the subcutaneous delivery of peptide drugs and confirmed the depot-like delivery effect of the NexACT technology, which had been previously reported in the Company’s subcutaneous delivery studies with insulin and taxol.  The Å6 compound that was the subject of the study is proprietary to Angstrom Pharmaceuticals and the Company has no rights to the compound.

Recent sales of Common Stock

As previously reported, on April 21, 2010, the Company entered into a Sales Agreement with Brinson Patrick Securities Corporation (the “Sales Manager”) to issue and sell through the Sales Manager, as agent, up to $10,000,000 of common stock from time to time pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-165960).  Through April 28, 2010, the Company had sold an aggregate of approximately 2.7 million shares of common stock under the Sales Agreement at a weighted average sales price of approximately $0.52 per share, resulting in offering proceeds of approximately $1.34 million, net of sales commissions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer

Date: April 28, 2010